UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 16, 2003


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115


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ITEM 5.  OTHER EVENTS

                                                                    NEWS RELEASE

                                                        CONTACTS: (408) 995-5115
                                        Media Relations: Katherine Potter, x1168
                                         Investor Relations: Rick Barraza, x1125


             CALPINE SIGNS NEW $500 MILLION WORKING CAPITAL FACILITY

     (SAN JOSE, CALIF.) July 16, 2003 - Calpine Corporation [NYSE:CPN], a leading North American power company, today announced that it has entered into agreements for a new $500 million working capital facility. The new first-priority senior secured facility will consist of a two-year, $300 million working capital revolver and a four-year, $200 million term loan that together will provide up to $500 million in combined cash borrowing and letter of credit capacity. The new facility replaces the company's existing working capital facilities. It will be secured by a first-priority lien on the same assets that secure Calpine's recently completed $3.3 billion offering of term loan and second-priority senior secured notes.

     The $300 million working capital revolver will bear interest at Libor plus 400 basis points and will mature on July 15, 2005. Initially, the company expects to use approximately $225 million of the revolver to replace existing letters of credit. The $200 million term loan was priced at Libor plus 350 basis points and matures on July 15, 2007. Approximately $130 million of proceeds from the term loan will be used to cash collateralize existing letters of credit, with the balance being used for general corporate purposes. The Bank of Nova Scotia is the administrative agent and was a lead arranger for the facility.

     "This financing, combined with our recently completed $3.3 billion offering of term loan and second-priority secured notes, further demonstrates the value of Calpine's power generation and natural gas assets and the strength of our business model," stated Calpine Chief Financial Officer Bob Kelly. "We are encouraged by the market's favorable response to our refinancings and appreciate the support and commitment of our bank group, led by The Bank of Nova Scotia. Calpine continues to advance our 2003 finance program, with several additional financing opportunities under way."

     Calpine Corporation is a leading North American power company dedicated to providing electric power to wholesale and industrial customers from clean, efficient, natural gas-fired and geothermal power facilities. The company generates power at plants it owns or leases in 22 states in the United States, three provinces in Canada and in the United Kingdom. Calpine is also the world's largest producer of renewable geothermal energy, and it owns approximately one trillion cubic feet equivalent of proved natural gas reserves in Canada and the United States. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information about Calpine, visit www.calpine.com.

     This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements such as those concerning Calpine Corporation's ("the Company") expected financial performance and its strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, such as, but not limited to: (i) the timing and extent of deregulation of energy markets and the rules and regulations adopted on a transitional basis with respect thereto; (ii) the timing and extent of changes in commodity prices for energy, particularly natural gas and electricity; (iii) commercial operations of new plants that may be delayed or prevented because of various development and construction risks, such as a failure to obtain the necessary permits to operate, failure of third-party contractors to perform their contractual obligations or failure to obtain financing on acceptable terms; (iv) unscheduled outages of operating plants; (v) unseasonable weather patterns that produce reduced demand for power; (vi) the effects on the Company's business resulting from the liquidity in the trading and power industry; (vii) the Company's ability to access capital markets or obtain bank financing on attractive terms;
(viii) systemic economic slowdowns, which can adversely affect consumption of power by businesses and consumers; (ix) actual costs being higher than preliminary cost estimates; (x) the direct or indirect effects on the Company's business of a lowering of its credit rating (or actions it may take in response to changing credit rating criteria), including, increased collateral requirements, refusal by the Company's current or potential counterparties to enter into transactions with it and its inability to obtain credit or capital in desired amounts or on favorable terms, and (xi) other risks identified from time-to-time in our reports and registration statements filed with the SEC, including the risk factors identified in our Annual Report on Form 10-K for the year ended December 31, 2002 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, which can be found on the Company's web site at www.calpine.com. All information set forth in this news release is as of today's date, and the Company undertakes no duty to update this information



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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.

                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date:  July 16, 2003